As filed with the Securities and Exchange Commission on February 2, 2024

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Steakholder Foods Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

State of Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 David Fikes St., P.O. Box 4061

Rehovot, Israel 7638205

Tel +972 73-332-2853

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steakholder Foods USA, Inc.

1007 North Orange Street, 10th Floor

Wilmington, Delaware 19801

(302) 485-5218

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. David Huberman, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 3-636-6000	Shachar Hadar, Adv. Matthew Rudolph, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 2, 2024

36,219,286 American Depositary Shares, each representing ten (10) Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 36,219,286 of our American Depositary Shares, or ADSs, each ADS representing ten (10) ordinary shares, no par value, consisting of (i) 29,719,286 ADSs issuable upon the exercise of warrants issued in January 2024 and (ii) 6,500,000 ADSs underlying warrants that were initially issued in January 2023 that were exercised in January 2024, in each case as further described below under “Prospectus Summary — Recent Developments — Warrant Repricing”.

The selling shareholders are identified in the table commencing on page 10. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the selling shareholders do not exercise the warrants on a cashless basis, if and when exercised. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these ADSs. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the ADSs. See “Plan of Distribution”.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “STKH.” The last reported sale price of our ADSs on February 1, 2024 was $0.57 per ADS.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2024.

i

About This Prospectus

Unless the context suggests otherwise, all references to “Steakholder Foods,” “we,” “us,” “our,” the “Company,” the “Registrant” and all similar designations refer to Steakholder Foods Ltd., an Israeli company, and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer tor solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: We and the selling shareholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel. The terms “dollar,” “U.S. dollar” and “$” refer to the United States dollar, the lawful currency of the United States of America.

We are incorporated under Israeli law and under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

INDUSTRY AND MARKET DATA

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

PRESENTATION OF FINANCIAL INFORMATION

Unless derived from our consolidated financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated using the rate of NIS 3.6530 to $1.00, based on the representative exchange rate reported by the Bank of Israel on February 1, 2024. We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. On December 13, 2023, we announced that we commenced the transition to U.S. GAAP for our financial reporting framework, which change will be reflected in future financial statements beginning with our Annual Report on Form 20-F for the year ended December 31, 2023.

On January 26, 2020, Steakholder Foods (then called Ophectra Real Estate and Investment Ltd., or Ophectra), a company incorporated under the laws of the State of Israel whose shares were traded on the Tel Aviv Stock Exchange, or TASE, merged with MeaTech Ltd., or MeaTech, a privately-held Israeli company developing cultivated meat technologies, whereupon the name Ophectra was changed to Meat-Tech 3D Ltd., and later changed to MeaTech 3D Ltd., or MeaTech 3D, and then to Steakholder Foods Ltd. in July 2022. In connection with the merger, MeaTech's shareholders transferred 100% of MeaTech’s share capital to Steakholder Foods, and in return Steakholder Foods allotted such shareholders 60% of the Company’s issued and paid-up share capital, as well as milestone-based warrants at no exercise price. At the closing of the merger, MeaTech’s directors and officers were appointed to equivalent positions at Steakholder Foods.

ii

Although Steakholder Foods is the legal acquirer of MeaTech’s shares as described above, because (i) the shareholders of MeaTech received the majority of the voting rights in Steakholder Foods and the ability to determine the Company’s financial and operational policies, (ii) the management of MeaTech continued to serve as the management of Steakholder Foods, and (iii) at the time of the completion of the merger, Steakholder Foods was a company without significant business operations, the merger is not considered a business acquisition as defined in IFRS 3, it was determined that MeaTech is the acquirer of the business for accounting purposes and the transaction was treated as a reverse acquisition that does not constitute a business combination.

Therefore, our consolidated financial statements and financial data included herein for all periods through and including December 31, 2019 were adjusted retroactively to reflect the financial statements of MeaTech (now called Steakholder Foods Ltd.), other than the information concerning earnings per share, which is presented according to the equity information of Steakholder Foods and our consolidated financial statements and financial data included herein from January 1, 2020 onward relate to Steakholder Foods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

TRADEMARKS AND TRADENAMES

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

iii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

We are an international deep-tech food company that initiated activities in 2019 and are listed on the Nasdaq Capital Market under the ticker “STKH”. We believe that cultivated meat technologies hold significant potential to improve meat production, develop a sustainable livestock system, simplify the meat supply chain, and offer consumers a range of new product offerings.

We aim to provide an alternative to industrialized animal farming that reduces carbon footprint, minimizes water and land usage, and prevents the slaughtering of animals. By adopting a modular factory design, we expect to be able to offer a sustainable solution for producing a variety of beef, chicken, pork and seafood products, both as raw materials and whole cuts.

We are developing cultivated meat technologies, including three-dimensional printing technology, together with biotechnology processes and customizable manufacturing processes in order to manufacture cultivated meat, fish and other seafood, that does not require animal slaughter. We are developing a novel, proprietary three-dimensional bioprinter to deposit layers of cells and other non-animal-derived materials, differentiated stem cells, scaffolding, and cell nutrients in a three-dimensional form of structured cultivated meat. We believe that the cultivated meat production processes we are developing, which are designed to offer our eventual customers an alternative to industrial slaughter, have the potential to improve the quality of the environment, shorten global food supply chains, and reduce the likelihood of health hazards such as zoonotic diseases transferred from animals to humans (including viruses, such as virulent avian influenza and COVID-19, and drug-resistant bacterial pathogens, such as some strains of salmonella).

In December 2021, we announced that we had successfully three-dimensionally printed a 3.67 oz cultivated steak, primarily composed of cultivated fat and muscle tissues. While cultivated meat companies have made some progress developing unstructured, or even undifferentiated, alternative meat products, such as minced meat and sausage, to the best of our knowledge, the industry has struggled in developing high-margin, high-value structured and cultivated meat products such as steak, fillets or other premium cuts. Unlike minced meat, a cultivated meat steak product has to grow in fibers and contain connective tissues and fat. To be adopted by diners, we believe that cultivated steaks will need to be meticulously manufactured to look and smell like conventional meat, both before and after cooking, and to taste and feel like meat to the diner. We believe that we are the first company to be developing both a proprietary bioprinter and the related processes for growing cultivated meat to focus on what we believe is a high value sector of the alternative protein market.

In May 2022, we joined the United Nations, or UN, Global Compact initiative, committing to ten universally accepted principles in the areas of human rights, labor, environment, and anti-corruption and to act in support of the issues embodied in the UN’s Sustainable Development Goals.

In April 2023, we announced that we had bio-printed the world’s first cultivated fish fillet, by customizing bio-inks utilizing grouper cells to print a cultivated grouper product.

In May 2023, we announced that Moran Attar, CPA, joined the team as Vice-President of Finance following the decision of our Chief Financial Officer, Mr. Eitan Noah, to step down from his position. Mr. Noah stated that his resignation was for personal reasons.

In July 2023, we announced that we had entered into a Memorandum of Agreement for Strategic Cooperation, or MOA, with an accredited GCC-based governmental body as our strategic partner, to advance food security efforts through the application of our 3D printing technology. Commencing with an investment by the strategic partner in the construction of a pilot plant to produce printed hybrid-fish products, the MOA eventually aims to create a first-of-its-kind large-scale production facility in the Persian Gulf region. The agreement foresees a material initial down payment to us for the procurement of its 3D-printer technologies, followed by a milestone-based sales and procurement plan for industrial-scale output.

In September 2023, we announced that we had submitted a Provisional Patent Application for "Immortal Bovine Cell Line and Uses Thereof." This patent application relates to the growth capacity of bovine cells, leading them to immortalization and increased biomass production at a relatively short division time This paves the way for scale, repeatability, and growth - key factors needed for the commercialization of cultivated meat technologies. With immortal cell lines, we aim to provide a stable, renewable source for generating different tissues, in order to reduce the ecological impact of animal agriculture while improving nutritional options.

In October 2023, we announced that we had achieved a cost reduction of over 75% in our growth media for bovine cell cultivation. The high cost of growth media has been a significant challenge across the industry, hindering scalability and affordability. We are addressing this industry-wide concern by optimizing growth methodologies and creating scalable solutions, paving the way for industrial-scale cell production while substantially lowering the total production costs of cultivated beef while maintaining high product yield and quality.

In January 2024, we announced the development of plant-based, 3D-printed eel and shrimps, precision-printed on our proprietary DropJet printers, showcasing our ability to accurately replicate complex seafood textures, achieved through precision layering and a unique combination of materials in our proprietary 3D printing technology. We are exploring collaborations to commercialize our plant-based offerings on a plant (analog) or potentially hybrid (combination plant and cultivated) basis, as economies of scale develop to enable price-competitive cell development.

We are led by our Chief Executive Officer, Arik Kaufman, who has founded various Nasdaq- and TASE - traded foodtech companies, and currently serves as director of Wilk Technologies Ltd. He is also a founding partner of BlueOcean Sustainability Fund, LLC, or BlueSoundWaves, led by Ashton Kutcher, Guy Oseary and Effie Epstein, which has partnered with Steakholder to assist in attempting to accelerate our growth. Mr. Kaufman holds extensive personal experience in the fields of food-tech and bio-tech law, and has led and managed numerous complex commercial negotiations, as part of local and international fundraising, mergers and acquisitions, or M&A, transactions and licensing agreements. We have carefully selected personnel for the rest of our executive management team who possess substantial industry experience and share our core values, from fields as diverse as tissue engineering, industrial stem cell growth, and printer and print materials development.

Corporate Information

We were incorporated in May 2018 in Israel as DocoMed Ltd., and originally provided digital health services. In July 2019, we changed our name to MeaTech, and commenced our cultured meat technology development operations. In January 2020, MeaTech completed a merger with Ophectra, whereupon the name Ophectra was changed to Meat-Tech 3D Ltd., and later changed to MeaTech 3D Ltd. and then Steakholder Foods Ltd.

Our principal executive offices are located at 5 David Fikes St., P.O. Box 4061, Rehovot 7638205 Israel. The phone number at our principal executive offices is +972-73-332-2853. We maintain a corporate website at www.steakholderfoods.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Recent Developments

Warrant Repricing

On January 24, 2024, we entered into an inducement offer letter agreement, or the Inducement Letter, with a certain holder, or the Holder, of certain of our existing warrants to purchase up to (i) 6,000,000 ADSs issued in July 2023 at an exercise price of $1.10 per ADS, or the July 2023 Warrants, (ii) 6,500,000 ADSs issued in January 2023 at an exercise price of $1.00 per ADS, or the January 2023 Warrants and (iii) 1,857,143 ADSs issued in July 2022 at an exercise price of $1.00 per ADS, or the July 2022 Warrants and together with the July 2023 Warrants, the Exercised July Warrants and together with the July 2023 and the January 2023 Warrants, the Exercised Warrants.

Pursuant to the Inducement Letter, the Holder agreed to exercise for cash its Exercised Warrants to purchase an aggregate of 14,357,143 ADSs at a reduced exercise price of $0.46 per ADS in consideration of our agreement to issue new warrants to purchase ADSs, or the New Warrants, as described below, to purchase up to an aggregate of 28,714,286 ADSs, or the New Warrant Shares, at an exercise price of $0.485 per ADS that have a term of exercise of between three and half years with respect to 12,000,000 New Warrants and five years with respect to 16,714,286 New Warrants, or the Warrant Repricing.

We engaged H.C. Wainwright & Co., LLC, or Wainwright to act as our exclusive placement agent in connection with the transactions contemplated by the Inducement Letter. We also agreed to issue to Wainwright or its designees warrants, or the Placement Agent Warrants and together with the New Warrants, the Warrants, to purchase up to 1,005,000 ADSs (representing 7.0% of the Exercised Warrants being exercised) which have the same terms as the New Warrants except the Placement Agent Warrants have an exercise price equal to $0.575 per share (125% of the reduced exercise price of the Exercised Warrants). Similar to the New Warrants, the Placement Agent Warrants are immediately exercisable from the date of issuance until the five year anniversary of such date.

The closing of the transactions contemplated pursuant to the Inducement Letter occurred on January 29, 2024, or the Closing Date. We also agreed to file this registration statement, or this Resale Registration Statement, providing for the resale of the New Warrant Shares issued or issuable upon the exercise of the New Warrants as soon as reasonably practicable (and in any event within 30 calendar days of the date of the Inducement Letter), and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 90 days following the date of the Inducement Letter and to keep the Resale Registration Statement effective at all times until no holder of the New Warrants owns any New Warrants or New Warrant Shares.

In connection with the Warrant Repricing, the selling shareholders named in this prospectus may offer and sell up to an aggregate of 36,219,286 ADSs, consisting of: (i) 28,714,286 ADSs issuable upon the exercise of the New Warrants, (ii) 1,005,000 ADSs issuable upon the exercise of the Placement Agent Warrants and (iii) 6,500,000 ADSs underlying January 2023 Warrants that were exercised in January 2024 in connection with the Warrant Repricing and have not yet been sold by the selling shareholder.

Throughout this prospectus, when we refer to our ADSs being registered on behalf of the selling shareholders, we are referring to the ADSs that may be issuable upon exercise of the Warrants. Throughout this prospectus, when we refer to the selling shareholders, we are referring to the selling shareholders named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

Recent Developments Affecting Our Business

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and other terrorist organizations in parallel to their continued rocket and terror attacks. Nevertheless, our product and business development activities remain on track. See also Risk Factors – “Security, political and economic instability in the Middle East may harm our business.”.

The Offering

Ordinary shares currently outstanding	272,130,467 ordinary shares.

ADSs offered by the selling shareholder	Up to an aggregate of 36,219,286 ADSs representing 362,192,860 ordinary shares consisting of (i) 28,714,286 ADSs representing 287,142,860 ordinary shares issuable upon the exercise of the New Warrants, (ii) 1,005,000 ADSs representing 10,050,000 ordinary shares issuable upon the exercise of the Placement Agent Warrants and (iii) 6,500,000 ADSs representing 65,000,000 ordinary shares underlying January 2023 Warrants that were exercised in January 2024 in connection with the Warrant Repricing and have not yet been sold by the selling shareholder. The selling shareholders are identified in the table commencing on page 10.

Ordinary shares to be outstanding assuming full exercise of the Warrants	634,323,327 ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of the Warrants if the selling shareholders do not exercise the Warrants on a cashless basis, if and when exercised. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	Our ADSs are listed on the Nasdaq Capital Market under the symbol “STKH.”

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 of this prospectus.

Unless otherwise indicated, the information above is based on ordinary shares representable by 27,213,047 ADSs outstanding as of February 1, 2024, and excludes:

●

30,301,786 ADSs issuable upon the exercise of investor warrants and warrants issued to placement agents (or their designees) to purchase ADSs, at a weighted-average exercise price of $0.50 per ADS, including the New Warrants and Placement Agent Warrants.

●	13,652,143 ADSs representing shares held in abeyance;

●	2,063,683 ADSs issuable upon the exercise of options, restricted share units and performance share units to purchase ADSs, at a weighted average exercise price of $1.19 per ADS;

●	1,597,862 of our ADSs reserved for future issuance under the Steakholder Foods Ltd. 2022 Share Incentive Plan, or the 2022 Share Incentive Plan;

●	621,577 ADSs issuable to a consultant upon exercise of options at an exercise price to be determined at the time of exercise using a pre-determined formula, and restricted share units vesting into 31,077 ADSs;

●	1,024,000 ADSs issuable upon the exercise of pre-funded warrants at an exercise price of $0.001 per ADS;

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants into ordinary shares as described above.

RISK FACTORS

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below, the information under the heading “Risk Factors” and the section entitled “Risk Factors” contained in our annual report on Form 20-F for the year ended December 31, 2022 filed with the SEC on April 4, 2023. In addition, please read “About this Prospectus” and “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations results of operations, financial condition and prospects.

The sale of a substantial amount of our ADSs, including resale of the ADSs issuable upon the exercise of the Warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ADSs.

We are registering for resale an aggregate of 36,219,286 ADSs, consisting of 29,719,286 ADSs issuable upon the exercise of the Warrants held by the selling shareholders and 6,500,000 ADSs underlying January 2023 Warrants that were exercised in January 2024 in connection with the Warrant Repricing and have not yet been sold by the selling shareholder. Sales of substantial amounts of our ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of ADSs, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such ADSs in the public markets. Furthermore, in the future, we may issue additional ADSs, ordinary shares or other equity or debt securities convertible into ADSs or ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our ADS price to decline.

Security, political and economic instability in the Middle East may harm our business.

Our executive office is located in Rehovot, Israel, and our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in the Middle East may affect our business directly. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region, including Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon).

In particular, in October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and associated terrorist organizations, which in parallel continued to launch rocket and terror attacks. As a result of the events of October 7, 2023, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty. Nine of our full-time or part-time employees in Israel were called up for reserve service, all of have which have since been discharged or do not perform critical functions for us. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our business operations. As such, our product and business development activities remain on track. However, the intensity and duration of Israel’s current war against Hamas is difficult to predict at this stage, as are such war’s economic implications on our business and operations and on Israel’s economy in general. If the war extends for a long period of time or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be adversely affected.

Additionally, political uprisings, social unrest and violence in various countries in the Middle East, including Israel’s neighbor Syria, have affected the political stability of those countries. Such instability may lead to deterioration of the political relationships that exist between Israel and certain countries and have raised concerns regarding security in the region and the potential for armed conflict. In addition, Iran has threatened to attack Israel. Iran is also believed to have a strong influence among the Syrian government, Hamas and Hezbollah. These situations may potentially escalate in the future into more violent events which may affect Israel and us. These situations, including conflicts which involved missile strikes against civilian targets in various parts of Israel have in the past negatively affected business conditions in Israel.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business. The political and security situation in Israel may result in parties with whom we have contracts claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions. These or other domestic political or economic factors could harm our operations and product development. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital. We could experience disruptions if acts associated with such conflicts result in any serious damage to our facilities. Furthermore, several countries, as well as certain companies and organizations, continue to restrict business with Israel and Israeli companies, which could have an adverse effect on our business and financial condition. Our business interruption insurance may not adequately compensate us for losses, if at all, that may occur as a result of an event associated with a security situation in the Middle East, and any losses or damages incurred by us could have a material adverse effect on our business.

If we are unable for any reason to meet the continued listing requirements of Nasdaq, such action or inaction could result in a delisting of the ADSs.

On October 31, 2023, we announced that we had received an initial notification letter from Nasdaq’s Listing Qualifications Department notifying us that we had 180 days to regain compliance with the minimum bid price requirement set forth in Nasdaq’s continued listing rules. Nasdaq’s continued listing rules require that listed securities maintain a minimum bid price of $1.00 per share, and that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days or more. We have until April 29, 2024, to regain compliance with the minimum bid price requirement in order to maintain the listing. To regain compliance with the minimum bid price requirement, our ADSs must have a closing bid price of at least $1.00 for a minimum of 10 consecutive business days. In the event that we do not regain compliance by April 29, 2024, we may then be eligible for additional 180 days if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of our intention to cure the deficiency during the second compliance period. If we do not qualify for the second compliance period or fail to regain compliance during the second compliance period, then Nasdaq will notify us of its determination to delist our ordinary shares, at which point we will have an opportunity to appeal the delisting determination to a hearings panel.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the minimum closing bid price requirement, Nasdaq may take steps to delist our ADSs. Such a delisting would likely have a negative effect on the price of our ADSs and would impair your ability to sell or purchase our ADSs when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our ADSs to become listed again, stabilize the market price or improve the liquidity of our ADSs, prevent our ADSs from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere incorporated by reference in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; expected capital needs and expenses; statements relating to the research, development, completion and use of our products; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our estimates regarding our expenses, future revenue, capital requirements and needs for additional financing;

●	our expectations regarding the success of our cultured meat manufacturing technologies we are developing, which will require significant additional work before we can potentially launch commercial sales;

●	our research and development activities associated with technologies for cultured meat manufacturing, including three-dimensional meat production, which involves a lengthy and complex process;

●	our expectations regarding the timing for the potential commercial launch of our cultured meat technologies;

●	our ability to successfully manage our planned growth, and any future acquisitions, joint ventures, collaborations or similar transactions;

●	the competitiveness of the market for our cultured meat technologies;

●	our ability to enforce our intellectual property rights and to operate our business without infringing, misappropriating, or otherwise violating the intellectual property rights and proprietary technology of third parties;

●	our ability to predict and timely respond to preferences for alternative proteins and cultured meats and new trends;

●	our ability to attract, hire and retain qualified employees and key personnel;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas; and

●	other risks and uncertainties, including those listed under the heading “Risk Factors” in our most recent Annual Report on Form 20-F.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ADSs as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Warrants to the extent that these Warrants are exercised for cash by the selling shareholders. Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants mentioned above were exercised for cash in full, the proceeds would be $14,504,304. We intend to use the net proceeds of such Warrant exercise, if any, for funding research and development and for other working capital and general corporate purposes, including mergers, acquisitions and investments. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and the investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2023;

●	on an as adjusted basis, giving effect to the (i) sale of an aggregate of 1,095,000 ADSs and 1,095,000 warrants issued in our July 2023 registered direct offering and July 2023 private placement, respectively, at a combined purchase price of $1.00 per ADS and (ii) 4,905,000 pre-funded warrants and 4,905,000 warrants issued in our July 2023 registered direct offering and July 2023 private placement, respectively, at a combined purchase price of $0.999 per ADS and (ii) completion of the Warrant Repricing, based on the exercise of an aggregate of 14,357,143 ADSs at an exercise price of $0.46 per ADS, after deducting the placement agent fees and other offering expenses payable by us, resulting in net proceeds of approximately $6 million, as if such events had occurred on June 30, 2023.

The following depiction of our capitalization on an adjusted basis as of June 30, 2023 reflects the net proceeds from the our registered direct offering and private placement in July 2023 and the Warrant Repricing, and does not reflect exercise of any options or warrants or any other transactions impacting our capital structure subsequent to June 30, 2023. The adjusted amounts shown below are unaudited and represent management’s estimate, calculated based on International Financial Reporting Standards, or IFRS. A calculation based on U.S. GAAP, which we announced will be the basis for our financial reporting framework beginning with our Annual Report on Form 20-F for the year ended December 31, 2023, would yield different adjusted amounts. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of June 30, 2023
	Actual	As Adjusted
	(U.S.$ in thousands)
Long-term liabilities:	$2,845	$2,845

Shareholders’ equity:
Share capital and premium on shares	74,992	87,479
Capital reserves	3,465	3,819
Currency translation differences reserve	126	126
Accumulated deficit	(77,887)	(84,298)
Total shareholders’ equity	696	7,126
Total capitalization (long-term liabilities and equity)	$3,541	$9,971

The number of issued and outstanding shares as of June 30, 2023 in the table excludes:

●	2,522,718 ADSs issuable upon the exercise of options and restricted share units to purchase ADSs, at a weighted average exercise price of $2.32 per ADS;

●	356,135 of our ADSs reserved for future issuance under our 2022 Share Incentive Plan;

●	621,577 ADSs issuable to a consultant upon exercise of options at an exercise price to be determined at the time of exercise using a pre-determined formula, and restricted share units vesting into 62,157 ADSs; and

●	9,453,045 ADSs issuable upon the exercise of investor warrants to purchase ADSs outstanding as of that date, at a weighted average exercise price of $4.24 per ADS.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those ordinary shares represented by ADSs issuable upon exercise of the Warrants issued in the July 2023 Private Placement. For additional information regarding the issuance of those Warrants to purchase ADSs, see “Prospectus Summary –July 2023 Financing,” above. We are registering the ADSs issuable upon the exercise of the Warrants in order to permit the selling shareholders to offer the ADSs for resale from time to time.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ADSs by the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each of the selling shareholders, based on its ownership of ordinary shares and Warrants to purchase ordinary shares, as of February 1, 2024, assuming exercise of the Warrants held by such selling shareholder on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares owned after the offering, by number of ordinary shares and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares offered by such selling shareholder pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Warrants issued in connection with the Warrant Repricing, the selling shareholders may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholders may sell all, some or none of its ordinary shares or investor warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering (1)		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering
Armistice Capital, LLC (2)	440,904,290	(3)	352,142,860	(4)	88,761,430	(5)
Michael Vasinkevich (6)	9,137,810	(7)	6,444,560	(8)	2,693,250	(9)
Noam Rubinstein (6)	4,488,750	(10)	3,165,750	(11)	1,323,000	(12)
Craig Schwabe (6)	480,940	(13)	339,190	(14)	141,750	(15)
Charles Worthman (6)	142,500	(16)	100,500	(17)	42,000	(18)

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. ADSs subject to warrants currently exercisable, or exercisable within 60 days of February 1, 2024 are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholders.

(2)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of ADSs in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Consists of (i) 1,019,000 ADSs representing 10,190,000 ordinary shares issued in our registered direct offering and private placement in July 2023, (ii) 705,000 ADSs representing 7,050,000 issued upon the exercise of Exercised Warrants in connection with the Warrant Repricing, (iii) 7,152,143 ADSs representing 71,521,430 ordinary shares underlying Exercised July Warrants exercised in January 2024 in connection with the Warrant Repricing, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the warrant, (iv) 6,500,000 ADSs representing 65,000,000 ordinary shares underlying January 2023 Warrants exercised in January 2024 in connection with the Warrant Repricing, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the warrant and (v) 28,714,286 ADSs representing 287,142,860 ordinary shares issuable upon exercise of New Warrants issued in connection with the Warrant Repricing.

(4)	Consists of (i) 28,714,286 ADSs representing 287,142,860 ordinary shares issuable upon exercise of New Warrants issued in connection with the Warrant Repricing and (ii) 6,500,000 ADSs representing 65,000,000 ordinary shares underlying January 2023 Warrants exercised in January 2024 in connection with the Warrant Repricing, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the warrant.

(5)	Consists of (i) 1,019,000 ADSs representing 10,190,000 ordinary shares issued in our registered direct offering and private placement in July 2023, (ii) 705,000 ADSs representing 7,050,000 issued upon the exercise of Exercised Warrants in connection with the Warrant Repricing and (iii) 7,152,143 ADSs representing 71,521,430 ordinary shares underlying Exercised Warrants exercised in January 2024 in connection with the Warrant Repricing, the issuance of which is held in abeyance subject to a beneficial ownership limitation provision in the warrant

(6)	Referenced person is affiliated with Wainwright. Wainwright is a registered broker-dealer and acted as the placement agent in the Warrant Repricing. The address of H.C. Wainwright is 430 Park Avenue, New York, NY 10022. Referenced person has sole voting and dispositive power over the securities held. The number of ordinary shares beneficially owned prior to this offering consist of ordinary shares issuable upon exercise of placement agent warrants, which were received as compensation. Referenced person acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(7)	Consists of (i) 269,325 ADS representing 2,693,250 ordinary shares issuable upon the exercise of warrants issued in our registered direct offering and private placement in July 2023 and (ii) 644,456 ADSs representing 6,444,560 ordinary shares issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(8)	Consists of 644,456 ADSs representing 6,444,560 ordinary shares issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(9)	Consists of 269,325 ADS representing 2,693,250 ordinary shares issuable upon the exercise of warrants issued in our registered direct offering and private placement in July 2023.

(10)	Consists of (i) 132,300 ADS representing 1,323,000 ordinary shares issuable upon the exercise of warrants issued in our registered direct offering and private placement in July 2023 and (ii) 316,575 ADSs representing 3,165,750 ordinary shares issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(11)	Consists of 316,575 ADSs representing 3,165,750 ordinary shares issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(12)	Consists of 132,300 ADS representing 1,323,000 ordinary shares issuable upon the exercise of warrants issued in our registered direct offering and private placement in July 2023.

(13)	Consists of (i) 14,175 ADS representing 141,750 ordinary shares issuable upon the exercise of warrants issued in our registered direct offering and private placement in July 2023 and (ii) 33,919 ADSs representing 339,190 ordinary shares issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(14)	Consists of 33,919 ADSs representing 339,190 ordinary shares issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(15)	Consists of 14,175 ADS representing 141,750 ordinary shares issuable upon the exercise of warrants issued in our registered direct offering and private placement in July 2023.

(16)	Consists of (i) 4,200 ADS representing 42,000 ordinary shares issuable upon the exercise of warrants issued in our registered direct offering and private placement in July 2023 and (ii) 10,050 ADSs representing 100,500 ordinary shares issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(17)	Consists of 10,050 ADSs representing 100,500 ordinary shares issuable upon exercise of Placement Agent Warrants issued in connection with the Warrant Repricing.

(18)	Consists of 4,200 ADS representing 42,000 ordinary shares issuable upon the exercise of warrants issued in our registered direct offering and private placement in July 2023.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is a summary of the material terms of our articles of association and Israeli corporate law regarding our ordinary shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete.

Articles of Association

Our purpose as set forth in our articles of association is to engage in any lawful activity. Our Israeli company number is 520041955. The address of our registered office is 5 David Fikes St., P.O. Box 4061, Rehovot, Israel 7638205.

Share capital

Our authorized share capital consists of 1,000,000,000 ordinary shares.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Ordinary Shares

In the last three years (since January 2021), we have issued an aggregate of 177,834,140 ordinary shares in a combination of private and public offerings, including the ordinary shares represented by ADSs issued in connection with the Warrant Repricing.

Warrants

In the last three years, we have issued warrants, including the Warrants issued in the Warrant Repricing to purchase an aggregate of 446,589,290 ordinary shares to investors and underwriters, of which no warrants have expired, warrants to purchase an aggregate of 143,571,430 ordinary shares representable by 14,357,143 ADSs have been exercised (of which 136,521,430 ordinary shares representable by 13,652,143 ADSs are held in abeyance subject to a beneficial ownership limitation provision in the warrant) and 303,017,860 of which are currently outstanding. The exercise prices of the warrants range from $0.485 to $0.125 per ordinary share.

Options

In the last three years we have issued options to directors, employees and consultants to purchase an aggregate of 2,892,870 ordinary shares which remain outstanding. None of the options issued in the last three years have been exercised. The exercise price of the options range from $0.196 to $0.95 per ordinary share.

Transfer of shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the ordinary shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of directors

Under our amended and restated articles of association, our board of directors must consist of not less than three (3) but no more than seven (7) directors. Pursuant to our amended and restated articles of association, each of our directors is appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders provided that (i) in the event of a contested election the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors. In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Israeli Companies Law, 5759-1999 (the “Companies Law”) and our  amended and restated articles of association. In addition, our amended and restated articles of association provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our amended and restated articles of association, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (1) any two or more of our directors, (2) one-quarter or more of the serving members of our board of directors or (3) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of the shareholders may request that the board of directors include a matter in the agenda of a general meeting of the shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our amended and restated articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

●	amendments to our articles of association;

●	appointment, terms of service or and termination of service of our auditors;

●	appointment of directors, including external directors (if applicable);

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting rights

All ordinary shares have identical voting and other rights in all respects.

Quorum

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 33 1⁄3% of the total outstanding voting power of our shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting we qualify as to use the forms and rules of a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described above.

Vote requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters. Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares (to the extent there are classes other than ordinary shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to a majority of all classes of shares voting together as a single class at a shareholder meeting. Under our amended and restated articles of association, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office.

Access to corporate records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli law

Full tender offer. A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special tender offer. The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholders’ approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger. The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-takeover measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares will be authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended and restated articles of association.

In addition, we have a classified board structure whereby our directors are divided into three classes with staggered three-year terms. At each annual general meeting of the Company’s shareholders, the election or re-election of directors (other than external directors, if any) following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2023 and thereafter, each year the term of office of only one class of directors will expire. We believe this mechanism effectively limits the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Approval of Business Combination Transactions

According to our amended and restated articles of association, unless otherwise approved by our board of directors in advance, the Company cannot enter into a business combination (as defined in the amended and restated articles of association) with any shareholder or any of its affiliates and/or investors for a period of three years following (i) with respect to any shareholder holding twenty percent (20%) or more of the voting power of the Company’s share capital and (ii) with respect to all shareholders, each time as such shareholder and/or any of its affiliates and/or investors become(s) (other than due to a buyback, redemption or cancellation of shares by the Company) the holder(s) (beneficially or of record) of 20% or more of the issued and outstanding voting power of the Company’s share capital.

Forum Selection Clause

Our amended and restated articles of association provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended; and, for the avoidance of any doubt, such provision does not apply to any claim asserting a cause of action arising under the Exchange Act. Our amended and restated articles of association also provide that unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company or shareholders of the Company or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law, 5728-1968, and the regulations promulgated thereunder.

Amendment of Amended and Restated Articles of Association

Any amendment of our amended and restated articles of associations requires, in addition to the approval of the shareholders of the Company, the approval of our board of directors with the affirmative vote of a majority of the then serving directors.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent

The transfer agent and registrar for our ordinary shares is Computershare. Its address is 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, and its telephone number is (212) 805-7100.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel.

Description of American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers the ADSs. Each ADS represents ten Ordinary Shares (or a right to receive ten Ordinary Shares). Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having uncertificated ADSs registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

ADS holders are not treated as shareholders and do not have shareholder rights. Israeli law governs shareholder rights. The depositary is the holder of the Ordinary Shares underlying the ADSs. Registered holders of ADSs have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent.

Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares.  The depositary may distribute additional ADSs representing any Ordinary Shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Ordinary Shares which would require it to deliver a fraction of an ADS (or ADSs representing those Ordinary Shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed Ordinary Shares (or ADSs representing those Ordinary Shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional Ordinary Shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary exercises rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of Ordinary Shares, new ADSs representing the new Ordinary Shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, Ordinary Shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other securities. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited Ordinary Shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the Ordinary Shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the Ordinary Shares. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the Ordinary Shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable (including SWIFT), telex and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing Ordinary Shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert foreign currency itself or through any of its affiliates or the custodian or we may convert foreign currency and pay U.S. dollars to the depositary. Where the depositary converts foreign currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, fees and transaction spreads that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliates in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be most favorable to ADS holders, subject to its obligations to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts foreign currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list them on another exchange in the United States or list our Ordinary Shares on an exchange outside the United States and make arrangements for trading of ADSs on the U.S. over the counter market within a reasonable time;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; Limits on liability to holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Ordinary Shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying Ordinary Shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Ordinary Shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Ordinary Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Description of the Warrants

New Warrants

The following summary of certain terms and provisions of the New Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the New Warrants, the form of which is filed as Exhibit 10.2 to our Current Report on Form 6-K dated January 29, 2024. The following description of the New Warrants is qualified in its entirety by reference to such exhibit.

Duration and Exercise Price

Each New Warrant will have an exercise price equal to $0.485 per ADS. The New Warrants will be immediately exercisable from the date of issuance until (i) the three and one-half year anniversary of the date of issuance with respect to 12,000,000 New Warrants and (ii) the five year anniversary of the date of issuance with respect to 16,714,286 New Warrants. The exercise price and number of New Warrant Shares issuable upon exercise of the New Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the our ADSs or ordinary shares and the exercise price.

Exercisability

The New Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s New Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding ordinary shares (including ADSs representing ordinary shares) immediately after exercise, except that upon prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding ordinary shares (including ADSs representing ordinary shares) after exercising the holder’s New Warrants up to 9.99% of the number of the our ordinary shares (including ADSs representing ordinary shares) outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the New Warrants, provided that any increase will not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its New Warrants, a registration statement registering the resale of the New Warrant Shares by the holder under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of common stock determined according to a formula set forth in the New Warrants.

Trading Market

There is no established trading market for the New Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the New Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the New Warrants will be extremely limited.

Rights as a Shareholder

Except as otherwise provided in the New Warrants or by virtue of the holder’s ownership of our ADSs, such holder of New Warrants does not have the rights or privileges of a holder of our ADSs or ordinary shares, including any voting rights, until such holder exercises such holder’s New Warrants. The New Warrants will provide that the holders of the New Warrants have the right to participate in distributions or dividends paid on our ADSs or ordinary shares.

Fundamental Transactions

If at any time the New Warrants are outstanding, we, either directly or indirectly, in one or more related transactions effect a Fundamental Transaction (as defined in the New Warrant), a holder of New Warrants will be entitled to receive, upon exercise of the New Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the New Warrants immediately prior to the Fundamental Transaction. As an alternative, and at the holder’s option in the event of a Fundamental Transaction, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental transaction), we shall purchase the unexercised portion of the Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the New Warrant on the date of the consummation of such Fundamental Transaction.

Waivers and Amendments

The New Warrants may be modified or amended or the provisions of the New Warrants waived with the our’s and the holder’s written consent.

Transfer Agent

The depositary for the ADSs representing our ordinary shares is the Bank of New York Mellon. Its address is 240 Greenwich Street, New York, New York 10286 and its telephone number is (212) 495-1784.

PLAN OF DISTRIBUTION

We are registering the ADSs issuable upon exercise of the Warrants issued in the Warrant Repricing to permit the resale of these ADSs by the selling shareholders of these Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ADSs other than proceeds from the cash exercise of the warrants, if and when exercised. We will bear all fees and expenses incident to our obligation to register the ADSs.

The selling shareholders may sell all or a portion of the ADSs beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	sales pursuant to Rule 144 under the Securities Act;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The selling shareholders may pledge or grant a security interest in some or all of the ADSs owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The selling shareholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the ADSs may be sold in such states only through registered or licensed brokers or dealers In addition, in some states, the ADSs may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification requirement is available and is complied with.

There can be no assurance that the selling shareholders will sell any or all of the ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

We will pay all expenses of the registration of the ADSs, estimated to be $30 thousand in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ADSs will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Greenberg Traurig, P.A., Tel Aviv, Israel, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Meitar | Law Offices, Ramat Gan, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Steakholder Foods Ltd. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2022 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F, with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information are filed by us with, or furnished to, the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	our annual report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 4, 2023.

●	our Form 6-Ks furnished with the SEC on April 5, 2023, April 20, 2023, April 24, 2023, April 24, 2023, May 9, 2023, May 25, 2023, June 9, 2023, July 24, 2023, July 25, 2023, July 27, 2023, July 27, 2023, July 28, 2023, August 8, 2023, August 30, 2023, August 30, 2023, September 5, 2023, September 6, 2023, September 11, 2023, September 18, 2023, September 27, 2023, October 11, 2023, October 12, 2023, October 20, 2023, October 31, 2023, November 2, 2023, November 29, 2023, December 13, 2023, December 27, 2023, January 3, 2024, January 22, 2024, January 25, 2024 and January 29, 2024 (in each case, to the extent expressly incorporated by reference into our effective registration statements on Form F-3); and

●	the description of our ordinary shares contained in (i) our Registration Statement on Form F-1, as amended (File No. 333-253257), filed with the SEC on March 11, 2021, which is incorporated by reference into the our Registration Statement on Form 8-A (File No. 001-40173) filed with the SEC on March 5, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, as updated by (ii) Exhibit 2.3 to our annual report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 4, 2023, and any amendment or report filed for the purpose of further updating that description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of an offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of an offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to our headquarters, which are currently located at 5 David Fikes St., Rehovot 7632805, Israel, Attn: VP of Corporate Development of the Company, telephone number: +972-73-332-2853. Copies of these filings and submissions may also be accessed at our website, www.steakholderfoods.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Steakholder Foods USA, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of Securities in connection with this offering. The address of our agent is 1007 North Orange Street, 10th Floor, Wilmington, Delaware, 19801, United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in original actions instituted in Israel or obtain a judgement based on the civil liability provisions of the U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Moreover, an Israeli court will not enforce a non-Israeli judgment if (among other things) it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, or if it was obtained by fraud or in absence of due process, or if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, at the time the foreign action was brought.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

36,219,286 American Depositary Shares, each representing ten (10) Ordinary Shares

       , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended articles of association include such a provision, to the fullest extent permitted by law. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or other distribution to shareholders.

Under the Israeli Companies Law and the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of any such event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or certain compensation payments to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Securities Law.

Under the Israeli Companies Law, a company may not indemnify, exculpate or enter into an insurance contract for office holder liability, for any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to the chief executive officer and a director or (under certain circumstances), also by the shareholders. See Item 6C to the 2019 Annual Report “Directors, Senior Management and Employees —Board Practices—Approval of Related Party Transactions under Israeli Law.” However, the insurance of office holders shall not require shareholder approval and may be approved only by the compensation committee, if the engagement terms are determined in the company’s compensation policy and that policy was approved by the shareholders by a special majority (as described in Item 6C to the 2019 Annual Report “Directors, Senior Management and Employees —Board Practices—Approval of Related Party Transactions under Israeli Law”), provided that the policy is on market terms and is not likely to materially impact the company’s profitability, assets or obligations.

Our amended articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Israeli Companies Law and the Israeli Securities Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

We have entered into indemnification and exculpation agreements with each of our current officers and directors exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Israeli Companies Law and undertaking to indemnify them to the fullest extent permitted by the Israeli Companies Law and the Israeli Securities Law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our board of directors based on our activities, as set forth in the indemnification agreements. Under such indemnification agreements, the maximum aggregate amount of indemnification that we may pay to any and all of our currently serving or future officers and directors together may not exceed the higher of $5 million and 25% of our shareholders equity according to our most recent financial statements at the time of payment. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended, is against public policy and therefore unenforceable.

Item 9. Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Association of the Registrant (incorporated herein by reference to Exhibit 99.1 to the registrant’s Report on Form 6-K furnished to the SEC on June 29, 2022)
4.1	Form of Deposit Agreement between Steakholder Foods Ltd. (f/k/a MeaTech 3D Ltd.), the Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued by the Company (incorporated herein by reference to Exhibit 4.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on March 5, 2021 (File No. 333-253527))
4.2	Form of Specimen American Depositary Receipt (incorporated herein by reference to Exhibit 4.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on March 5, 2021 (File No. 333-253527))
5.1*	Opinion of Meitar | Law Offices, Israeli counsel to the registrant
10.1	Form of New Warrant (incorporated herein by reference to Exhibit 10.2 to the registrant’s Report on Form 6-K furnished to the SEC on January 29, 2024)
10.2	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 10.3 to the registrant’s Report on Form 6-K furnished to the SEC on January 29, 2024)
23.1*	Consent of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm
23.2*	Consent of Meitar | Law Offices, Israeli counsel to the registrant (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature page of the Registration Statement)
107*	Filing Fee Table

*	Filed herewith.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

i..	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel on this 2nd day of February 2024.

STEAKHOLDER FOODS LTD.

By:	/s/ Arik Kaufman
Name:	Arik Kaufman
Title:	Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Steakholder Foods Ltd. hereby constitute and appoint Arik Kaufman, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Yaron Kaiser	Chairman of the Board of Directors	February 2, 2024
Yaron Kaiser

/s/ Arik Kaufman	Chief Executive Officer (Principal Executive Officer)	February 2, 2024
Arik Kaufman

/s/ Moran Attar	Vice President, Finance (Principal Financial and	February 2, 2024
Moran Attar	Accounting Officer)

/s/ Eli Arad	Director	February 2, 2024
Eli Arad

/s/ David Gerbi	Director	February 2, 2024
David Gerbi

/s/ Sari Singer	Director	February 2, 2024
Sari Singer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Steakholder Foods Ltd., has signed this registration statement on February 2, 2024.

Steakholder Foods USA, Inc.

Authorized U.S. Representative

By:	/s/ Arik Kaufman
Name:	Arik Kaufman
Title:	Authorized Representative